Exhibit 99.1

NANCY DUBUC JOINS WARNER MUSIC GROUP BOARD OF DIRECTORS

Highly Respected Media Executive is CEO of VICE Media Group

Thomas H. Lee Named WMG Director Emeritus

NEW YORK, NY – July 13, 2021: Warner Music Group Corp. (“WMG”) today announced the election of Nancy Dubuc to the company’s board of directors, including being named chairperson of the Audit Committee and a member of the Executive Committee, effective today.

At the same time, Thomas H. Lee announced his intention to step down from the company’s board of directors after more than 17 years of service. In 2004, he led the investor group which purchased the company from Time Warner. In light of his many contributions to Warner Music Group, Lee has been given the title of Director Emeritus.

Dubuc is currently Chief Executive Officer of VICE Media Group, the largest independent youth media company. Since joining VICE in 2018, she has directed the expansion and cultural transformation of the company’s global businesses. Prior to joining VICE, Dubuc served as President and Chief Executive Officer of A+E Networks. In the course of her career, she has built a reputation as an inspiring creative with a history of outstanding success in innovative programming. She has been named to Fortune’s list of the 50 Most Powerful Women in Business, The Hollywood Reporter’s annual Power 100, and Vanity Fair’s New Establishment list. She also currently serves on the board of directors of Vice Media LLC and Flutter Entertainment PLC.

Len Blavatnik, Founder & Chairman of Access Industries, said: “Nancy is an exceptional addition to the Board. Her experience in visual and digital media, combined with her knowledge of youth culture and the entertainment market, make her well suited to help guide WMG’s growth. I would also like to thank Tom for his many years of valuable service on the Board, and I’m pleased that we’ll be able to call on his expertise in the future.”

Nancy Dubuc noted: “Music now lives in many different forms, across cultures, technologies, and media. Warner’s dynamic, global approach to creativity and commerce, along with the powerful value proposition it offers artists and songwriters, make it a truly progressive and exciting company. I’m looking forward to working with everyone on the Board to help chart the years ahead.”

Thomas Lee said: “Warner Music Group has undergone an extraordinary evolution over the past 17 years. It’s been gratifying to help the company drive its transformation and deliver unprecedented growth. I’m honored that Len and the Board have asked me to continue to serve the company for which I have such admiration.”

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About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group (WMG) today brings together artists, songwriters, and entrepreneurs that are moving entertainment culture across the globe. Operating in more than 70 countries through a network of affiliates and licensees, WMG’s Recorded Music division includes renowned labels such as Asylum, Atlantic, Big Beat, Canvasback, Elektra, Erato, First Night, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Spinnin’, Warner Records, Warner Classics and Warner Music Nashville. WMG’s music publishing arm, Warner Chappell Music, has a catalog of over 1 million copyrights spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century. Warner Music Group is also home to ADA, the independent artist and label services company, as well as consumer brands such as Songkick, the live music app; EMP, the merchandise e-tailer; and UPROXX, the youth culture destination. Follow WMG on Instagram, Twitter, LinkedIn, and Facebook.

Media Contact

James Steven

James.Steven@wmg.com

Investor Relations Contact

Kareem Chin

Kareem.Chin@wmg.com

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